Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161 www. lucbro.com

August 7, 2026

First Breach Inc.

18450 Showalter Rd

Hagerstown, MD 21742

RE: First Breach Inc. Registration Statement on Form S-1 (Registration No. 333-295442)

Ladies and Gentlemen:

We have acted as counsel to you, First Breach Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (Registration No. 333-295442), as amended (Amendment No. 4), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof (the “Registration Statement”). The Registration Statement relates to the resale by certain registered stockholders (the “Registered Stockholders”) of up to an aggregate of 70,728,866 shares of common stock, par value $0.0001 per share (the “Common Stock”), consisting of: (i) up to 45,034,282 shares of Common Stock held by the Registered Stockholders, which shares are currently issued and outstanding (the “Outstanding Shares”); (ii) up to 10,000,000 shares of Common Stock underlying outstanding restricted stock units granted under the Company’s 2026 Equity Incentive Plan, which shares were issued and outstanding at the grant date and remain subject to vesting and forfeiture provisions (the “RSU Shares”); (iii) up to 14,733,046 shares of Common Stock issuable upon the exercise of outstanding stock options granted under the Company’s equity incentive plans (the “Option Shares”); and (iv) up to 961,538 shares of Common Stock issuable upon conversion of the Company’s senior secured convertible promissory notes issued May 21, 2026 in an aggregate principal amount of approximately $7,692,308 (the “Note Conversion Shares”, and together with the Outstanding Shares, the RSU Shares and the Option Shares, the “Shares”), pursuant to that certain Securities Purchase Agreement, dated as of May 21, 2026 (the “Securities Purchase Agreement”), by and among the Company and the investors named therein. The Company’s 2026 Equity Incentive Plan, the stock option agreements, the convertible promissory notes and the Securities Purchase Agreement are referred to collectively herein as the “Transaction Documents”.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) the Amended and Restated Certificate of Incorporation and the Bylaws of the Company, each as amended and/or restated as of the date hereof; (b) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Shares, and related matters; (c) the Registration Statement and all exhibits thereto; (d) the Transaction Documents; and (e) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinions stated herein. In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

(i)	the Outstanding Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable;

(ii)	the RSU Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable;

(iii)	the Option Shares have been duly authorized, and when issued and delivered by the Company upon exercise of the stock options in accordance with the terms thereof and the Company’s 2026 Equity Incentive Plan, will be validly issued, fully paid and non-assessable; and

(iv)	the Note Conversion Shares have been duly authorized, and when issued and delivered by the Company upon conversion of the senior secured convertible promissory notes dated May 21, 2026 in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware. This opinion letter is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the resale registration contemplated by the Registration Statement.

This opinion letter is qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption “Legal Matters” in the prospectus which is made part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP